Exhibit 99.1

Argon ST, Inc. Announces Fiscal Fourth Quarter and Year End 2009 Results

Company Reports Significant Increases in Annual Operating Income and Earnings Per Share; Provides Outlook and Guidance for 2010

FAIRFAX, Va.--(BUSINESS WIRE)--December 3, 2009--Argon ST, Inc. (NASDAQ:STST), a leading developer of command, control, communications, computers, combat systems, intelligence, surveillance, and reconnaissance (C5ISR) systems, today reported results for fourth fiscal quarter ended September 30, 2009:

  Revenue for the fourth quarter was $95.5 million, up slightly compared to revenue of $95.1 million in the fourth quarter of 2008 and an increase of 4.9 percent from the $91.0 million posted in the third quarter of 2009. Fiscal year 2009 revenue was $366.1 million, an increase of 7.4 percent compared to $340.9 million reported in fiscal year 2008;
  Both GAAP and Non-GAAP operating income for the fourth quarter 2009 grew to $9.7 million or 10.1 percent of revenue, an increase of 15.8 percent compared to operating income of $8.3 million or 8.8 percent of revenue in the fourth quarter ended September, 2008. GAAP operating income was $36.2 million or 9.9 percent of revenue for fiscal year 2009, representing a 13.4 percent increase over GAAP operating income of $31.9 million, or 9.4 percent of revenue in fiscal year 2008. Non-GAAP operating income was 36.8 million or 10.1 percent of revenue for fiscal year 2009, representing a 15.4 percent increase over Non-GAAP operating income of $31.9 million or 9.4 percent of revenue in fiscal year 2008;
  Fully diluted Earnings Per Share (EPS) for the fourth quarter of 2009 was $0.28 on 22.1 million shares and share equivalents, a 14.7 percent increase over the $0.24 per share on 22.0 million shares and share equivalents reported in the fourth quarter of 2008. Fully diluted EPS for fiscal year 2009 was $1.08 on 22.0 million shares and share equivalents, a 17.5 percent increase compared to the $0.92 on 22.1 million shares and share equivalents reported in fiscal year 2008. Non-GAAP fully diluted EPS for fiscal year 2009 was $1.10, a 19.3 percent increase compared to $0.92 for fiscal year 2008;
  Adjusted EBITDA for the quarter grew to $13.5 million or 14.1 percent of revenue compared to Adjusted EBITDA of $11.8 million or 12.4 percent of revenue in the fourth quarter of 2008 and $12.5 million in the third quarter of 2009, which represented a 7.4 percent sequential improvement. Adjusted EBITDA for fiscal year 2009 was $50.7 million compared to $44.7 million for the prior year;
  The company was awarded contract bookings of $105.0 million in the quarter and enters 2010 with annual bookings of $289.3 million and a backlog of $233.4 million.

“I am pleased that we achieved solid operating performance during fiscal 2009 with better cost control and program performance,” commented Dr. Terry Collins, Chairman and Chief Executive Officer, Argon ST. “Improved operating margins resulted in healthy growth to record levels of operating income, EPS, net income, and adjusted EBITDA. Additionally, we ended the year with a cash position in excess of $43 million, representing an increase of $27.7 million for the year. Although we did not achieve our desired revenue for the year as a result of lower than planned revenue in the fourth quarter, we did achieve record yearly sales with organic growth topping seven percent. During the year we achieved many significant milestones on development programs and some exciting new technology that we expect to lead to increased bookings for production systems and continued improvement in operating margins.”

Continuing, Dr. Collins said, “Although the marketplace is very competitive, and our industry regularly experiences delays in procurements as a result of government staffing and changes in program priorities, we believe that we are well positioned to capitalize on the government needs for increased ISR capabilities and expect continued growth in fiscal 2010 and beyond.”

Kerry Rowe, President and Chief Operating Officer, Argon ST, said, “We entered fiscal year 2010 with a solid plan for growth and significant opportunities in our businesses. Our plan includes growth in our core businesses as well as expansion of opportunities in associated domains. Ongoing exciting technology development projects will parallel the production of our next generation ISR and communications systems and enable us to broaden our support of our country’s first responders, security forces, and war fighters in the defense of current and emerging threats.”

Fourth Quarter and Fiscal Year 2009 and 2008 Financial Highlights

Financial highlights from the quarters and fiscal years ended September 30, 2009 and September 30, 2008 include:

(in millions, except per share amounts)

				Fiscal	Fiscal
	Q4	Q3	Q4	Year	Year
	2009	2009	2008	2009	2008
Revenue	$95.5	$91.0	$95.1	$366.1	$340.9
Operating Income	9.7	9.5	8.3	36.2	31.9
Non-GAAP Operating Income (a)	9.7	9.5	8.3	36.8	31.9
Adjusted EBITDA (a)	13.5	12.5	11.8	50.7	44.7
Net Income	6.1	6.6	5.3	23.7	20.3
Non-GAAP Net Income (a)	6.1	6.6	5.3	24.1	20.3
Net Income per share, fully diluted	$0.28	$0.30	$0.24	$1.08	$0.92
Non-GAAP Net Income per share (a)	$0.28	$0.30	$0.24	$1.10	$0.92

Notes: (a) Denotes a non-GAAP financial measure. For important information about these measures please see below under “Non-GAAP Financial Measures” and Annex A, which provides a detailed reconciliation to GAAP measures.

Three Month Results

For the fourth quarter ended September 30, 2009 revenue was $95.5 million, up slightly from revenue of $95.1 million in the fourth quarter of the prior year and a 4.9 percent sequential increase over revenue of $91.0 for the third quarter of fiscal year 2009.

Operating income for the quarter was $9.7 million. This represents a 15.8 percent improvement over operating income of $8.3 million in the fourth quarter of the prior year and a 1.3 percent sequential increase over operating income of $9.5 million for the third quarter of fiscal year 2009.

Adjusted EBITDA for the fourth quarter ended September 30, 2009 was $13.5 million, or 14.1 percent margin on revenue. This represents a 14.1 percent increase over Adjusted EBITDA of $11.8 million, or 12.4 percent margin on revenue in the fourth quarter of the prior year and a 7.4 percent sequential increase over Adjusted EBITDA of $12.5 million, or 13.8 percent margin on revenue for the third quarter of fiscal year 2009.

Net income for the quarter was $6.1 million. This represents a 14.9 percent improvement over net income of $5.3 million in the fourth quarter of the prior year.

Fully diluted EPS for the quarter was $0.28 on 22.1 million shares and share equivalents. Fully diluted EPS in the fourth quarter of the prior year was $0.24 on 22.0 million shares and share equivalents.

Full Year Results

For the year ended September 30, 2009 revenue was $366.1 million. This represents a 7.4 percent improvement over revenue of $340.9 million in the prior year.

GAAP operating income was $36.2 million or 9.9 percent of revenue for fiscal year 2009, representing a 13.4 percent increase over GAAP operating income of $31.9 million, or 9.4 percent of revenue in fiscal year 2008. Non-GAAP operating income was $36.8 million or 10.1 percent of revenue for fiscal year 2009, representing a 15.4 percent increase over Non-GAAP operating income of $31.9 million, or 9.4 percent of revenue in fiscal year 2008.

Non-GAAP measures in the year ended September 30, 2009 exclude a one-time charge of $0.6 million for the resolution of a legal claim.

Adjusted EBITDA for the year ended September 30, 2009 was $50.7 million, or 13.8 percent margin on revenue. This represents a 13.4 percent increase over Adjusted EBITDA of $44.7 million, or 13.1 percent margin on revenue in fiscal year 2008.

GAAP net income for the year ended September 30, 2009 was $23.7 million. Non-GAAP net income for the year ended September 30, 2009 was $24.1 million compared to $20.3 million for the year ended September 30, 2008.

GAAP fully diluted earnings per share for the year ended September 30, 2009 was $1.08 on 22.0 million shares and share equivalents, a 17.5 percent increase over fully diluted earnings per share of $0.92 on 22.1 million share and share equivalents reported for the year ended September 30, 2008. Non-GAAP fully diluted earnings per share for the year ended September 30, 2009 was $1.10, an increase of 19.3 percent over $0.92 for the year ended September 30, 2008.

Balance Sheet

The Company ended the quarter with $43.1 million in cash and cash equivalents.

2010 Outlook

Argon management offers the following guidance for the fiscal year ending September 30, 2010:

  Revenue is anticipated to be in the range of $390 to $410 million
  Operating income is anticipated to be in the range of $39 to $44 million
  Adjusted EBITDA is anticipated to be in the range of $55 to $60 million

Non-GAAP Financial Measures

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP. The four measures and their definitions are:

  Non-GAAP Operating Income is defined as operating income on a GAAP basis excluding one-time charges.
  Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation, acquisition-related retention and excludes one-time charges.
  Non-GAAP Net Income is defined as net income on a GAAP basis excluding one-time charges.
  Non-GAAP Net Income Per Fully Diluted Share is defined as fully diluted earnings per share on a GAAP basis excluding the per share impact of impairment one time charges.

These Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future.

Specifically, management believes that the measures Non-GAAP Operating Income, Non-GAAP Net Income, and Non-GAAP Net Income Per Fully Diluted Share provide investors an important perspective on the Company's ongoing operations and provide additional insight into underlying business performance.

Management believes that the measure Adjusted EBITDA provides investors important information about the operating trends of the Company. Adjusted EBITDA excludes certain non-cash expenses, such as stock-based compensation expense, and other expenses that management does not believe are reflective of ongoing operating results. Management uses Adjusted EBITDA to evaluate performance of its business operations.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on Annex A of this press release.

Conference Call Information

The Company will conduct a conference call at 10:00 a.m. Eastern Time on Thursday, December 3, 2009 to discuss the financial results for the fourth quarter and fiscal year ending September 30, 2009.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 866-314-4483. International callers should dial 617-213-8049. When prompted by the operator, provide conference passcode 61928545.

If you are unable to participate in the call at this time, a replay will be available for one week starting on Thursday, December 3, 2009 at approximately 1:00 p.m. Eastern Time. To access the replay, dial 888-286-8010 and enter passcode 72044019. International callers should dial 617-801-6888 and enter the same passcode 72044019.

The conference call will be broadcast live over the Internet and can be accessed by all interested parties at the Company’s website www.argonst.com. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call by accessing the same link.

About Argon ST, Inc.

Argon ST, Inc. designs, develops, and produces systems and sensors for the Command, Control, Communications, Computers, Combat Systems, Intelligence, Surveillance, and Reconnaissance (C5ISR) markets including SIGINT (Signals Intelligence), ESM (Electronic Support Measures), EW (Electronic Warfare), IO (Information Operations), imaging, and acoustic systems serving domestic and international markets. For news and information www.argonst.com.

Forward-Looking Statements

Statements in this press release which are not historical facts are forward-looking statements under the provision of the Private Securities Litigation Reform Act of 1995. These statements may contain words such as “expects”, “could”, “believes”, “estimates”, “intends”, “may”, “envisions”, “targets” “anticipates” or other similar words. Forward-looking statements are not guarantees of future performance and are based upon numerous assumptions about future conditions that could prove not to be accurate. Forward-looking statements are subject to numerous risks and uncertainties, and our actual results could differ materially as a result of such risks and other factors. These risks and uncertainties include without limitation the risks and uncertainties identified in the reports filed by the Company with the Securities and Exchange Commission (including the Company's Form 10-K for the fiscal year ended September 30, 2008 and Form 10-K for the fiscal year ended September 30, 2009, anticipated to be filed December 4, 2009). Such risks and uncertainties also include, but are not limited to: the availability of U.S. and international government and commercial funding for our products and services, including total estimated remaining contract values and the U.S. government’s procurement activities related thereto; changes in the U.S. federal government procurement laws, regulations, policies and budgets; changes in appropriations types and amounts due to the expenditures priorities in Washington; the government’s ability to hire and retain contracting personnel; the number and type of contracts and task orders awarded to us; the exercise by the U.S. government of options to extend our contracts; our ability to retain contracts during any rebidding process; decisions by government agencies on the methods of seeking contractor support; the timing of Congressional funding on our contracts; any delay or termination of our contracts and programs; difficulties in developing and producing operationally advanced technology systems; our ability to secure business with government prime contractors; our ability to maintain adequate and unbroken supplier performance; the timing and customer acceptance of contract deliverables; our ability to attract and retain qualified personnel, including technical personnel and personnel with required security clearances; charges from any future impairment reviews; the future impact of any acquisitions or divestitures we may make; the competitive environment for defense and intelligence information technology products and services; the ability, because of the global economy and issues in the banking industry, to secure financing when and if needed; the financial health and business plans of our commercial customers; general economic, business and political conditions domestically and internationally; and other factors affecting our business that are beyond our control. All of the forward-looking statements should be considered in light of these factors. You should not put undue reliance on any forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect new information, future events or otherwise.

ARGON ST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)

	September 30,
ASSETS	2009	2008
CURRENT ASSETS	(unaudited)
Cash and cash equivalents	$43,108	$15,380
Accounts receivable, net	116,656	104,859
Inventory, net	6,021	3,757
Income taxes receivable	-	360
Deferred project costs	2,296	3,412
Deferred income tax asset	5,137	4,534
Prepaids and other	1,499	1,644
TOTAL CURRENT ASSETS	174,717	133,946
Property, equipment and software, net	28,042	27,558
Goodwill	173,948	173,948
Intangibles, net	2,745	4,055
Other assets	573	831
TOTAL ASSETS	$380,025	$340,338

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$32,526	$29,133
Accrued salaries and related expenses	13,887	10,283
Deferred revenue	5,504	4,361
Capital lease obligations, current portion	27	56
Income taxes payable	4,784	-
Deferred rent, current portion	128	76
TOTAL CURRENT LIABILITIES	56,856	43,909
Deferred income tax liability, long-term	1,942	1,900
Deferred rent, net of current portion	1,306	1,383
Capital lease obligations, net of current portion	13	44
Other long-term liabilities	330	658
Commitments and contingencies	-	-
STOCKHOLDERS' EQUITY
Common stock	230	228
Additional paid in capital	227,288	222,349
Treasury stock	(19,923)	(18,425)
Retained earnings	111,983	88,292
TOTAL STOCKHOLDERS' EQUITY	319,578	292,444
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$380,025	$340,338

ARGON ST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Fiscal Year Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
CONTRACT REVENUES	$95,473	$95,054	$366,076	$340,934

COST OF REVENUES	78,765	78,169	298,038	279,932

GENERAL AND ADMINISTRATIVE
EXPENSES	4,537	6,987	22,853	22,432

RESEARCH AND DEVELOPMENT
EXPENSES	2,511	1,557	8,990	6,656

INCOME FROM OPERATIONS	9,660	8,341	36,195	31,914

INTEREST INCOME, NET	6	16	(14)	615

INCOME BEFORE INCOME TAXES	9,666	8,357	36,181	32,529
PROVISION FOR INCOME TAXES	3,572	3,052	12,490	12,256
NET INCOME	$6,094	$5,305	$23,691	$20,273

EARNINGS PER SHARE (Basic)	$0.28	$0.25	$1.09	$0.94
EARNINGS PER SHARE (Diluted)	$0.28	$0.24	$1.08	$0.92

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	21,725,852	21,619,911	21,699,056	21,682,069
Diluted	22,054,659	22,020,286	22,004,024	22,086,981

ARGON ST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended September 30,
	2009	2008
Cash flows from operating activities	(unaudited)
Net income	$23,691	$20,273
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,470	8,150
Stock-based compensation	3,888	3,548
Claims resolution	640	-
Amortization of deferred costs	168	168
Deferred income tax benefit	(537)	(870)
Other non-cash charges	709	9

Accounts receivable	(12,157)	(9,234)
Inventory	(2,578)	(830)
Prepaids and other	145	89
Deferred project costs	1,116	(2,750)
Accounts payable and accrued expenses	2,828	4,777
Accrued salaries and related expenses	3,604	(2,616)
Deferred revenue	1,143	(8,810)
Income taxes	4,703	737
Deferred rent	(25)	(192)

Net cash provided by operating activities	35,808	12,449

Cash flows from investing activities
Acquisitions of property, equipment and software	(7,754)	(10,838)
Increases (decreases) in restricted cash and cash held in escrow	-	1,800
Business acquisitions, net of cash acquired	-	(5,300)
Other activity	90	314

Net cash used in investing activities	(7,664)	(14,024)

Cash flows from financing activities
Tax benefit on stock option exercises	233	474
Proceeds from exercise of stock options	406	1,022
Proceeds from employee stock purchase plan exercises	503	510
Principal repayments on capital lease obligations	(60)	(118)
Purchase of treasury stock	(1,498)	(7,898)

Net cash used in financing activities	(416)	(6,010)

Net increase (decrease) in cash and cash equivalents	27,728	(7,585)
Cash and cash equivalents, beginning of period	15,380	22,965
Cash and cash equivalents, end of period	$43,108	$15,380

ANNEX A:
ARGON ST, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (unaudited)
(In thousands, except share and per share amounts)

	For the Three Months Ended		For the Fiscal Year Ended
	September 30,		September 30,
	2009	2008	2009	2008

Operating income	$9,660	$8,341	$36,195	$31,914

Claims resolution	-	-	640	-

Non-GAAP operating income	$9,660	$8,341	$36,835	$31,914

Net income	$6,094	$5,305	$23,691	$20,273
Provision for income taxes	3,572	3,052	12,490	12,256
Interest, net	(6)	(16)	14	(615)

Non-cash items:
Depreciation and Amortization	2,338	2,177	8,638	8,318
Stock-based compensation	1,076	995	3,888	3,548
Claims resolution	-	-	640	-
Acquisition related retention compensation	400	300	1,300	900

Adjusted EBITDA	$13,474	$11,813	$50,661	$44,680

Net income	$6,094	$5,305	$23,691	$20,273

Claims resolution	-	-	404	-

Non-GAAP net income	$6,094	$5,305	$24,095	$20,273

Earnings per Share, diluted	$0.28	$0.24	$1.08	$0.92
Effect on EPS for claims resolution	-	-	0.02	-

Non-GAAP earnings per share, diluted	$0.28	$0.24	$1.10	$0.92

CONTACT:
Argon ST, Inc.
Investor Contact:
Aaron Daniels, 703-995-5610
ir@argonst.com
or
Media Contact:
Lori Hughes, 703-995-5610
media@argonst.com